Exhibit 10.17

February 21, 2011

Cam McMartin

4907 Whitehorn Ct.

Austin, TX 78746

Dear Cam:

I am pleased to invite you to join the SailPoint team as Chief Financial Officer, with a start date of April 15, 2011. We are excited to be working with you and look forward to having you help us build value for our employees and investors while making SailPoint a great place to work. The terms of this offer of employment are as follows:

1.

Compensation. SailPoint will pay you a salary at the rate of $200,000 per year. You will also be eligible for an annual bonus of 15% of your annual salary based on achievement of corporate goals as set forth by the SailPoint Board of Directors Compensation Committee.

2.

Stock Option. Subject to approval by SailPoint’s Board of Directors, you will be granted an option to purchase 188,490 shares of SailPoint Common Stock at the fair market value on the date the Board approves the option grant. Twenty-five percent (25%) of the shares subject to the option will become vested on the first anniversary of your employment with SailPoint and an additional one forty-eighth (1/48th) of the shares will become vested each month thereafter, subject to your continued employment with SailPoint.

3.

Benefits. SailPoint provides a comprehensive benefits program. Initially, you will receive two weeks of paid vacation annually, standard company holidays, and medical insurance coverage, among other benefits. Details on these programs will be furnished to you upon request.

4.

Immigration Laws. For purposes of federal immigration laws, you will need to provide documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided within 10 business days of the effective date of your employment.

5.

Employment, Proprietary Information, and Invention Assignment Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

6.

General. This offer letter, the Employment, Confidential Information and Invention Assignment Agreement and the stock option agreement covering the grant described in Section 2 above, when signed by you, set forth the terms of your employment with SailPoint. This agreement can only be amended in writing, signed by you and an officer of SailPoint. This offer is valid through February 25, 2011.

6034 W Courtyard Dr, Suite 309, Austin, TX 78730
Page 1 of 2	512-346-2000 | Fax 512-346-2043

If these terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me, along with your completed and signed Employee, Proprietary Information, and Invention Assignment Agreement.

Cam, we look forward to welcoming you onto the SailPoint team. We are committed to building a great company. With your help, I am confident we will succeed.

Sincerely,

/s/ Kevin Cunningham
Kevin Cunningham
Founder and President
SailPoint Technologies, Inc.

AGREED AND ACCEPTED:

/s/ Cam McMartin
Cam McMartin

2-22-2011
Date

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